Exhibit 21.1

Leaping Group Co., Ltd.

Subsidiaries and Variable Interest Entities of the Registrant

Name of Entity	Date of Formation	Jurisdiction of Formation	% of Ownership	Principal Activities
Subsidiaries:
Yuezhong International Co., Ltd	September 4, 2018	British Virgin Islands	100%	Investment holding
Yuezhong Media Co., Limited	July 16, 2018	Hong Kong	100%	Investment holding
Yuezhong (Shenyang) Technology Co., Ltd.	October, 12, 2018	PRC	100%	Investment holding

Variable interest entities:
Leaping Media Group Co., Ltd.	November 19, 2013	PRC	Nil	Multi-Channel advertising, event planning and execution, film production

Subsidiaries of variable interest entity:

Yuezhong (Beijing) Film Co., Ltd.	May 26, 2017	PRC	Nil	Film production
Yuezhong Media (Dalian) Co., Ltd.	March 15, 2016	PRC	Nil	Advertising
Shenyang Tianniu Media Co., Ltd.	January 10, 2013	PRC	Nil	Advertising
Shenyang Xiagong Hotel Management Co., Ltd.	June 11, 2018	PRC	Nil	Hotel management
Harbin Yuechuzhong Media Co., Ltd.	January 10, 2018	PRC	Nil	Event planning and execution
Horgos Xinyuezhong Film Media Co., Ltd.	December 25, 2017	PRC	Nil	Film production
Liaoning Leaping International Cinema Management Co., Ltd.	September 29, 2018	PRC	Nil	Cinema Management